IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

IN RE:	§	
	§	
AMERICAN ENERGY GROUP, LTD., INC.	§	CASE NO. 02-37125-H1-11 (Chapter 11)
	§	
Debtor.	§	UNOPPOSED
	§	

ORDER CONFIRMING SECOND
AMENDED PLAN OF REORGANIZATION
PROPOSED BY AMERICAN ENERGY GROUP, LTD.

Came on for confirmation the Second Amended Plan of Reorganization Proposed by American Energy Group, Ltd. After considering the entire record, the Court hereby makes the following findings of fact and conclusions of law, and enters the following order.

I. Findings of Fact and Conclusions of Law

A. Introduction

1. On June 28, 2002, an Involuntary Chapter 7 Petition was filed against American Energy Group, Ltd. ("AEG") commencing Case No. 02-37125-H1-11, in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the "AEG Bankruptcy Case"). On December 20, 2002, the Court entered an Order for Relief converting the AEG involuntary case into a voluntary chapter 11 case. AEG is a debtor-in-possession, and no trustee has been appointed as of this time.

2. On May 27, 2003, AEG filed its Second Amended Plan of Reorganization (the "Plan") (Document No. 162).

3. On July 18, 2003, the Court approved AEG's Second Amended Disclosure Statement (Document No. 203). The Court set the confirmation hearing for 9:00 a.m. on September 3, 2003, set August 25, 2003, as the deadline for filing ballots, and set August 29,

2003 as the deadline for filing confirmation objections. One objection to confirmation was filed by Zubair Kazi, but that objection has been withdrawn.

4. The Plan is attached hereto as Exhibit "1". All initially capitalized words herein have the same meaning as used in the Article 1 of the Plan.

B. <u>Jurisdiction and Notice</u>

5. The Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334 and the Standing Order of Reference of the United States Bankruptcy Court for the Southern District of Texas. This is a core matter under 28 U.S.C. § 157(b).

6. AEG has provided sufficient notice under the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules for the Southern District of Texas and applicable orders of this Court of (i) the Confirmation Objection Deadline, (ii) the Balloting Deadline, and (iii) the Confirmation Hearing Date. AEG is conclusively determined to have provided all creditors and interested parties with adequate notice and an opportunity to be heard on confirmation of the Plan.

C. <u>11 U.S.C. §§ 1129(a)(1): Compliance with Title 11</u>

7. The classification of Claims and Interests set forth in the Plan satisfies the standards of 11 U.S.C. § 1122.

8. The Plan complies with the applicable provisions of the Bankruptcy Code, including 11 U.S.C. § 1123.

D. <u>11 U.S.C. § 1129(a)(2): Plan Proponent's Compliance with Title 11</u>

9. AEG has complied with the applicable provisions of the Bankruptcy Code. AEG has complied with the terms of the order approving the Disclosure Statement and the applicable provisions of the Bankruptcy Code. AEG has complied with the requirements regarding solicitation of votes for the Plan.

E. <u>11 U.S.C. § 1129(a)(3): Plan Proposed in Good Faith</u>

10. The Plan has been proposed with the legitimate and honest purpose of reorganizing the affairs of AEG. Accordingly, the Plan fairly achieves a result consistent with the objectives and purposes of the Bankruptcy Code. The Plan has been proposed in good faith and not by any means forbidden by law.

F. 11 U.S.C. § 1129 (a)(4): Disclosure and Approval of Payments

11. Any payment made or to be made by AEG, or by any Person issuing securities or acquiring properties under the Plan for services or for costs and expenses incurred in connection with this bankruptcy case, or in connection with the Plan and incident to this bankruptcy case, has been approved by, or will be subject to the approval of, the Court as reasonable.

G. 11 U.S.C. § 1129 (a)(5): Disclosure of Management and Payments to Insiders

12. Management of AEG has been adequately and fully described in the Disclosure Statement. After the Closing Date, there will be no individuals serving as directors or officers of the Debtor who are insiders.

H. 11 U.S.C. §§ 1129(a)(6): Regulatory Rate Approval

13. There is no governmental regulatory commission with jurisdiction over the rates of the debtor, and therefore 11 U.S.C. § 1129(a)(6) in inapplicable.

I. 11 U.S.C. § 1129(a)(7) and § 1129(a)(8).

14. It appears that Classes 1 is unimpaired under the Plan. It also appears that the impaired Classes of Claims under the Plan, Class 2 and Class 3, have has accepted the Plan. Impaired Class 4 under the Plan is deemed to have rejected the Plan because there is no distribution made to the members of Class 4 under the Plan. However, each holder of Interests in Class 4 will receive or retain under the Plan on account of such Interest, property of a value, as of the Effective Date, that is not less than the amount that the holder of such Interest would so receive or retain if AEG was liquidated under chapter 7 of the Bankruptcy Code.

J. 11 U.S.C. § 1129(a)(9): Payment of Priority Claims

15. Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan complies with the provisions of 11 U.S.C. § 1129(a)(9).

K. <u>11 U.S.C. § 1129(a)(10): Acceptance of Plan by Impaired Class</u>

16. Classes 2 and 3 constitutes the only impaired classes of Creditors under the Plan, and have voted to accept the Plan. The Plan therefore, complies with 11 U.S.C. § 1129(a)(10).

L. <u>11 U.S.C. § 1129(a)(11): Feasibility</u>

17. Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of AEG.

M. <u>11 U.S.C. § 1129(a)(12) Payment of Fees</u>

18. The Plan provides for the payment of all fees payable under 28 U.S.C. § 1930 on the Effective Date, and therefore complies with 11 U.S.C. § 1129(a)(12).

N. <u>11 U.S.C. § 1129(a)(13): Retiree Benefits</u>

19. There are no retiree benefits to be paid by the AEG or the AEG Bankruptcy Estate, and, therefore, 11 U.S.C. § 1129(a)(6) is inapplicable.

O. <u>11 U.S.C. 1129(b): Cramdown</u>

20. The Plan does not discriminate unfairly and is fair and equitable with respect to Class 4. No holders of interests junior to the Interest Holders in Class 4 will receive or retain under the Plan any property on account of such junior interest.

NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED AND DECREED AS FOLLOWS:

1. The Plan is CONFIRMED, in accordance with 11 U.S.C. § 1129, and all terms and conditions set forth in the Plan are APPROVED.

2. The provisions of the Plan and this Confirmation Order are binding on the AEG, the Creditors, each Interest Holder, any interested party in the AEG Bankruptcy Case, and any other person or entity, and their respective personal representatives, heirs, successors, and

assigns, regardless of whether any such persons or entities voted to accept the Plan.

3. In accordance with section 12.2 of the Plan, all persons or entities who have held, hold or may hold Claims against, or Interests in, the AEG Bankruptcy Estate are permanently enjoined, on and after the Consummation Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Interest against AEG or AEG's directors, officers, attorneys and agents, (ii), the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against AEG or the AEG Bankruptcy Estate or property or interests in property of AEG or the AEG Bankruptcy Estate, (iii) creating, perfecting or enforcing any encumbrance of any kind against AEG or the AEG Bankruptcy Estate or property or interests in property of AEG or the AEG Bankruptcy Estate on account of any such Claim or Interest and (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from AEG or the AEG Bankruptcy Estate or property or interests in property of AEG or the AEG Bankruptcy Estate on account of any such Claim or Interest.

4. Unless otherwise provided in the Plan or by order of this Court, the automatic stay provided for pursuant to 11 U.S.C. § 362, shall remain in full force and effect through the Consummation Date.

5. AEG, its directors, officers and any other person having duties or responsibilities under the Plan or this Confirmation Order, and their respective representatives and attorneys are specifically authorized, empowered, are directed to take any and all actions reasonably required to implement, effectuate, and consummate the Plan.

6. On July 29, 2003, this Court entered an Order Approving Motion of Debtor For Authority to Borrow Funds, and thereby approved two loans from Marcel Ackermann and Dr. Harry Wilner. These loans were provided for in section 5.1 of the Plan. The two loan agreements with Marcel Ackermann and Dr. Harry Wilner, respectively, are attached hereto as

Exhibit "2" and **Exhibit "3".** Marcel Ackermann and Dr. Harry Wilner are authorized and directed to fund their loans upon entry of this Confirmation Order.

7. AEG, the Creditors and Interest Holders and other parties-in-interest shall take all reasonable steps to execute all commercially reasonable documents necessary to consummate the transactions contemplated by the Plan. Any party failing or refusing to execute and deliver a document required by the Plan may be held in contempt of this Confirmation Order for failure to do so.

8. All Creditors, Interest Holders and parties-in-interest are permanently enjoined and restrained from interfering with AEG's ownership, use, peaceful possession, quiet enjoyment and deployment of its assets.

9. In accordance with section 12.3.1 of the Plan, neither the AEG Bankruptcy Estate, nor AEG, nor any of their respective present or former directors, officers, employees, advisors, attorneys, or agents will have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the solicitation of votes to accept the Plan, the AEG Bankruptcy Case, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

10. In accordance with section 12.3.2 of the Plan, notwithstanding any other provision of the Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, will have any right of action against the AEG Bankruptcy Estate or

AEG, or any of their respective present or former directors, officers, employees, advisors, attorneys, or agents, for any act or omission in connection with, relating to, or arising out of the solicitation of votes to accept the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the AEG Bankruptcy Case, administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct.

11. In accordance with section 12.2.3 of the Plan, the foregoing exemptions and limitations on liability set forth in the two paragraphs next above will not in any manner limit, abridge or otherwise affect the rights, if any, (a) of AEG to enforce, sue on, settle, or compromise any claims AEG may have against Peter Buhrer, Smith Energy or any other party against whom AEG may have claims or causes of action in existence as of the Consummation Date, and prosecute objections to Claims or Interests.

12. It is hereby declared that a certified copy of this Confirmation Order is deemed to be in recordable form, and it shall be accepted by any filing or recording officer or authority of any applicable governmental unit, including the Swiss and German Governments, for filing and recording purposes without further or additional orders, certifications, or other supporting documents, and shall be full and complete evidence of the matters covered by this Order.

13. Each and every provision of the Plan shall have the full force and effect of an order of this Court, notwithstanding the failure to specifically reference herein any particular provision of the Plan.

14. The automatic stay of this Order arising under Fed.R. Bankr. P. 3020(e) shall not apply.

15. As of the Consummation Date, AEG will be deemed to have rejected all executory contracts and unexpired leases (but not oil and gas leases) to which it is a party, unless such contract or lease was previously assumed by or is assumed pursuant to the provisions of the Plan.

16. If the rejection by AEG, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim that is not theretofore evidenced by a timely proof of Claim or a proof of Claim that is deemed to be filed timely under applicable law, then such Claim will be forever barred and unenforceable against the Waterguard Bankruptcy Estate, unless a proof of Claim is filed with the clerk of the Court and served on AEG within thirty (30) days after notice of entry of this Confirmation Order.

17. The Court hereby establishes an Administrative Claims Bar Date, which shall apply to Administrative Claims. The Administrative Claims Bar Date will be 30 days after the Consummation Date. Holders of asserted Administrative Claims or Priority Claims shall submit applications for payment on or before such Administrative Claims Bar Date or forever be barred from doing so, unless proofs of claim have been previously filed.

Dated: September 3 2003.

MANUEL D. LEAL, UNITED STATES BANKRUPTCY JUDGE

UNOPPOSED

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

IN RE:	§	
	§	
AMERICAN ENERGY GROUP, LTD.	§	CASE NO. 02-37125-H1-7
	§	(CHAPTER 11)
Debtor	§	
	§	

SECOND AMENDED PLAN OF REORGANIZATION
PROPOSED BY THE AMERICAN ENERGY GROUP, LTD.

Leonard H. Simon, Esq., Lead Counsel
TBA: 18387400; SDOT: 8200
The Simon Law Firm
115 Hickory Ridge Drive
Houston, Texas 77024-6200
(713) 467-3661 (Telephone)
(713) 253-2810 (Mobile)
(832) 202-2810 (Telecopy)
Email: lsimon@houston.rr.com

COUNSEL FOR THE AMERICAN ENERGY GROUP, LTD.

MAY 27, 2003

EXHIBIT "1" TO
CONFIRMATION ORDER

INTRODUCTION

AEG is an independent oil and gas exploration and drilling and production company with oil and gas properties located in Texas and in the country of Pakistan. From March 20, 2001, Georg Von Canal was the duly elected Chairman of the Board of Directors of AEG. On May 24, 2001, Mr. Von Canal was appointed the President of the AEG. In the latter part of January 2002, Mr. Von Canal was removed as a board member and the Chairman of the Board of the AEG. The board then removed Mr. Von Canal as President of the Debtor. In early 2002, Mr. Von Canal instituted a lawsuit against AEG and its then management styled *Georg Von Canal v. The American Energy Group, Ltd., et al,* pending in the District Court of Harris County, Texas, 270th Judicial District ("State Court Lawsuit"). In the State Court Lawsuit, Mr. Von Canal sought a judicial declaration that he was the rightful President of AEG and Chairman of AEG's Board of Directors. On June 28, 2002, an Involuntary Chapter 7 Petition was filed against AEG to prevent Kazi, a secured creditor, from foreclosing against the Fort Bend Properties. In the State Court Lawsuit, a hearing on the motion for summary judgment submitted by Mr. Von Canal was held, and on November 13, 2002, the court in the State Court Lawsuit granted Mr. Von Canal's motion for summary judgment and reinstated him as the President and Chairman of the Board of AEG.

On December 2, 2002, AEG filed a Complaint against Kazi to prevent him from foreclosing on the Fort Bend Properties, Adversary No. 02-3979. On December 2, 2002, AEG filed a Complaint against Kazi to prevent him from foreclosing on the Fort Bend Properties, Adversary No. 02-3979. On December 3, 2002, the Court entered a temporary restraining order ("TRO"). On that date, AEG deposited into the registry of the Court $50,000 as a cash bond for the TRO (the "Registry Funds").

On December 10, 2002, the parties appeared at a cash collateral hearing that commenced but was continued to December 12, 2002. The Court granted AEG's motion for use of cash collateral entered a cash collateral order.

On December 20, 2002, the Court entered an agreed order extending the TRO and set the Preliminary Injunction hearing for Tuesday January 7, 2002, which hearing was commenced and was continued to January 9, 2003. On January 10, 2002, the Court denied the requested preliminary injunctive relief, but extended the TRO until February 10, 2003, to permit AEG to pay off the Kazi indebtedness in the amount of approximately $1,862,000.00; otherwise, Kazi would be permitted to complete his foreclosure of the Fort Bend Properties.

From January 10, 2003 to February 10, 2003, AEG attempted to finalize negotiations with Global Energy Group, AG (Global), a Swiss company the principal of which is Tamer Dessouky. The agreement involved a two-staged transaction. The first stage called for a loan from Global to AEG for $2,000,000 on February 10, 2003, in order to pay of Kazi's indebtedness secured by the Fort Bend Properties. At the last minute, Global breached the contract with AEG. As a result, Kazi completed his foreclosure of the Fort Bend Properties.

On February 18, 2003, AEG filed a Motion to Withdraw the Registry Funds. Kazi objected and alleged that he had incurred $45,000 in damages as a result of the entry of the TRO.

In addition to the Fort Bend Properties, AEG owned certain (a) equipment, vehicles, rigs, fixtures, furniture, sheds and buildings used and located on the Fort Bend Properties, (b) office furniture, computers filing cabinets at its corporate offices located at 9441 Sam Houston Parkway, Suite 110, Houston, Texas 77099 (collectively referred to herein as the "Equipment"), (c) the West Schenk Lease, a/k/a Schenk West Lease and Railroad Commission ("RRC") permits held by AEG and/or AEOC with respect to a salt water disposal well located on said lease (collectively the "West Schenk Lease Properties"), and (d) certain well files and records relating to the Fort Bend Properties (the "Records").

By letter agreement dated March 11, 2003, Kazi and AEG and its subsidiary, American Energy Operating Company ("AEOC"), AEG/AEOC agreed to sell the Equipment, Records and West Schenk Lease Properties to Kazi for a total cash purchase price of $140,000.00. The transaction with Kazi provided other benefits for AEG in its ongoing efforts to reorganize, including: (a) Kazi agreed not assert any priority or administrative priority status for his unsecured deficiency claim; (b) the unsecured deficiency claim of Kazi, if any, would not be released nor would any objections, defenses, offsets or counterclaims that AEG might have with respect to such deficiency claim be released; (c) the amount, if any, of Kazi's deficiency claim would be determined at a later date by the Court; (d) Kazi was barred from filing any motions to convert AEG's chapter 11 case; (e) Kazi was barred from filing any motions to appoint a chapter 11 trustee in AEG's chapter 11 case; (f) Kazi's objection to the retention of Leonard H. Simon as counsel for debtor-in-possession was withdrawn with prejudice; (g) AEG dismissed with prejudice the Kazi Adversary, except such claims could be used defensively to offset the Kazi deficiency claim; (h) AEG and Kazi agreed to split the Registry Funds ($50,000 plus interest) 50/50.

On March 13, 2003, AEG filed a motion seeking to approve the March 11, 2003 agreement with Kazi, which was approved on March 26, 2003.

ARTICLE 1. DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME

1.1. **Definitions.** For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or Bankruptcy Rules. Whenever the context requires, such terms shall include the plural as well as the singular number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

1.1.1. "Administrative Claim" means a Claim that is entitled to priority under 11 U.S.C. §§ 326, 327, 330, 503(b), 506(c) or 1103 asserted in the AEG Bankruptcy Case, which Claims are described in section 3.2.1 of the Plan and treated in 4.1 of the Plan

1.1.2. "Administrative Claim Bar Date" means the date set in the Confirmation Order by which Administrative Claims entitled to priority under 11 U.S.C. §§ 326, 327, 330, 503(b), 506(c) or 1103 asserted in the AEG Bankruptcy Case, including substantial contribution Claims, must be filed. AEG will request that the Court set the Administrative Claim Bar Date to be thirty days after the Consummation Date.

1.1.3. "Allowed Claim" means a Claim or any portion thereof (i) that has been allowed by a Final Order, (ii) that either has been Scheduled as a liquidated, non-contingent, undisputed Claim in an amount greater than zero in the Debtor's Schedules, as the same may from time to time be amended in accordance with the Bankruptcy Code, Bankruptcy Rules or order of the Bankruptcy Court, or is the subject of a timely filed proof of Claim as to which either no objection to its allowance has been filed (either by way of objection or amendment to the Schedules) within the periods of limitation fixed by the Bankruptcy Code or by any order of the Bankruptcy Court, or any objection to its allowance has been settled, waived through payment, or withdrawn, or has been denied by a Final Order, or (iii) that is expressly allowed in a liquidated amount in the Plan; provided, however that with respect to an Administrative Claim, "Allowed Claim" means an Administrative Claim as to which a timely request for payment has been made in accordance with this Plan (if such written request is required) or other Administrative Claim, in each case as to which (i) a timely objection has not been filed, or (ii) a timely objection is filed and such objection has been settled, waived through payment, or withdrawn, or has been denied by a Final Order.

1.1.4. "AEOC" shall mean American Energy Operating Company, a wholly owned subsidiary of AEG.

1.1.5. "Bankruptcy Code" means Title 11 of the United States Code, 11 U.S.C. §§ 101 -1330, as in effect on the date hereof.

1.1.6. "Bankruptcy Court" or "Court" means the United States Bankruptcy Court for the Southern District of Texas, Houston Division.

1.1.7. "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Case or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Case or proceedings therein, as the case may be.

1.1.8. "Claim" means a claim against either the AEG Bankruptcy Estate, whether or not asserted, as defined in Section 101(5) of the Bankruptcy Code.

1.1.9. "Class" means a category of holders of Claims or Interests, as described in Article 3 below.

1.1.10. "Closing" means the date of the execution and delivery of all pertinent agreements required under the confirmed Plan.

1.1.11. "Closing Date" shall be the date when the Closing occurs, which shall be the later to occur of (A) the eleventh (11th) day following entry of the Confirmation Order(s) in the AEG Bankruptcy Case if, by such date, no order has been entered enjoining the parties from consummating the transactions contemplated under the Confirmation Order(s) (a "Stay"), or (B) if a Stay enjoining the parties from consummating the transactions contemplated under the Confirmation Order(s) has been entered before the Closing has occurred, then on the eleventh (11th) day after such Stay is dissolved, withdrawn or otherwise finally settled.

1.1.12. "Confirmation" means entry by the Bankruptcy Court of the Confirmation Order.

1.1.13. "Confirmation Date" means the date of entry by the Bankruptcy Court of the Confirmation Order.

1.1.14. "Confirmation Hearing" means the hearing to consider Confirmation of the Plan under Section 1128 of the Bankruptcy Code.

1.1.15. "Confirmation Order" means the order entered by the Bankruptcy Court confirming the Plan.

1.1.16. "Consummation Date" means the Closing Date.

1.1.17. "Debtor" or "AEG" means American Energy Group, Ltd. ("AEG"), a debtor in a chapter 11 proceeding pending in the United States Bankruptcy Court for the Southern District of Texas, Houston Division, Case No. under chapter 11 of title 11 of the United States Code, Case No. 02-37125-H1-11.

1.1.18. "Disallowed Claim" means a Claim, or any portion thereof, that (a) has been disallowed by a Final Order; (b) is Scheduled at zero or as contingent, disputed, or unliquidated and as to which a proof of Claim bar date has been established but no proof of Claim has been filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order or otherwise deemed timely filed under applicable law; or (c) is not Scheduled and as to which a proof of Claim bar date has been established but no proof of Claim has been filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order or otherwise deemed timely filed under applicable law.

1.1.19. "Disclosure Statement" means the First Amended Disclosure Statement dated May 27, 2003 filed by AEG, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code and Fed. R. Bankr. P. 3017, as it maybe amended, modified, or supplemented from time to time.

1.1.20. "Distributable Plan Proceeds" means the Cash Flow Available for Debt Service as is set forth on Exhibit "A" hereto.

1.1.21. "Exit Fund Facility" means the funds raised AEG in the form of loans to fund the Plan in accordance with the provisions of section 5._ of the Plan.

1.1.22. "Filing Date" means the July _, 2002, the date when the AEG Bankruptcy Case was filed.

1.1.23. "Final Order" means an order or judgment of the Bankruptcy Court, as entered on the docket in the AEG Bankruptcy Case, the operation or effect of which has not been stayed, reversed, or amended and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

1.1.24. "Impaired" means, when used with reference to a Claim or Equity Interest, a Claim or Equity Interest that is impaired within the meaning of Section 1124 of the Bankruptcy Code.

1.1.25. "Interest" means an equity stock interest in AEG.

1.1.26. "Interest Holder" means the holder of a stock interest in AEG..

1.1.27. "Person" means an individual, corporation, partnership, governmental unit, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, or other entity.

1.1.28. "Plan" means this Second Amended Plan of Reorganization dated May 27, 2003, proposed by AEG.

1.1.29. "Plan Documents" means any documents referenced in the Plan that are intended to be executed at the Closing.

1.1.30. "Plan Proponent" means AEG.

1.1.31. "Priority Claim" means a Claim asserted under 11 U.S.C. §507(a)(2-9) against the AEG Bankruptcy Estate. Priority Claims are treated in section 4.2 of the Plan. For an analysis of the potential Claims entitled to priority under 11 U.S.C. § 507(a)(2-9).

1.1.32. "Secured Claim" means a Claim, other than a Setoff Claim, that is secured by an Encumbrance, or the proceeds of the sale of such property, in which the Debtor has an interest, to the extent of the value, as of the Consummation Date or such later date as is established by the Bankruptcy Court, of such interest or Encumbrance as determined by a Final Order of the Bankruptcy Court pursuant to Section 506 of the Bankruptcy Code or as otherwise agreed upon in writing by Debtor and the holder of such Claim.

1.1.33. "Substantial Consummation" shall have the meaning given to that term in 11 U.S.C. § 1101(2). Substantial Consummation shall occur on the Consummation Date.

1.1.34. "Unimpaired Claim" means a Claim that is not an Impaired Claim.

1.1.35. "Unsecured Claim" shall mean a Claim that is not entitled to priority under 11

U.S.C. § 507(a)(1-9) and that does not fall into any of Classes 3 or 4 under the Plan, and includes deficiency Claims of any of the secured creditors in Classes 2 and 3 to the extent they are determined to be unsecured or undersecured and any Claims arising from the rejection of executory contracts.

1.1.36. "Voting Deadline" means the date and time, as fixed by the order of the Bankruptcy Court and set forth in the Disclosure Statement, by which all Ballots to accept or reject the Plan must be received in order to be counted.

1.1.37. "AEG Bankruptcy Case" means that certain chapter 11 proceeding pending in the United States Bankruptcy Court for the Southern District of Texas, Houston Division, Case No. 02-37125-H1-11

1.1.38. "AEG Bankruptcy Estate" shall mean the estate created under 11 U.S.C. § 541 upon the filing of the AEG Bankruptcy Case.

1.2 Rules of Interpretation.

For purposes of the Plan, (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented; (c) unless otherwise specified, all references in the Plan to Sections, Articles, Schedules, and Exhibits are references to Sections, Articles, Schedules, and Exhibits of or to the Plan; (d) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; and (f) the rules of construction set forth in Section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

1.3 Computation of Time.

In computing any period of time prescribed or allowed by the Plan, the provisions of Fed. R. Bankr. P. 9006(a) shall apply.

ARTICLE 2. BAR DATES AND TREATMENT FOR ADMINISTRATIVE CLAIMS

2.1 Bar Dates for Certain Administrative Claims.

2.1.1. Administrative Claims. The Confirmation Order will establish an Administrative Claims Bar Date, which shall apply to Administrative Claims, which date will be approximately 30 days after the Consummation Date. Holders of asserted Administrative Claims

or Priority Claims shall submit applications for payment on or before such Administrative Claims Bar Date or forever be barred from doing so, unless proofs of claim have been previously filed.

2.1.2. Professional Fee Claims, Substantial Contribution Claims. All requests for payment of professional fees pursuant to Sections 327, 328, 330, 331, 503(b), 506(c) or 1103 of the Bankruptcy Code for services rendered and expenses incurred prior to the Consummation Date (including requests under Section 503(b)(4) of the Bankruptcy Code by any Professional or other entity for making a substantial contribution in the Chapter 11 Case) shall file and serve an application for final allowance of compensation and reimbursement of expenses no later than Administrative Claims Bar Date to be set by the Bankruptcy Court at the Confirmation Hearing.

ARTICLE 3. CLASSIFICATION AND NATURE OF CLAIMS AND EQUITY INTERESTS

3.1. **Introduction.** All Claims and Interests are placed in the Classes set forth below. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior.

3.2. **Classes of Claims and Equity Interests.** The Claims and Interests held against the AEG Bankruptcy Estate are described more fully in Section ___of the Disclosure Statement. The Plan classifies Claims against and Equity Interests in the AEG Bankruptcy Estate as follows:

3.2.1. **Class 1 – Administrative Claims Against the AEG Bankruptcy Estate.** All Administrative Claims entitled to priority under 11 U.S.C. §§ 326, 327, 330, 503(b), 506(c) and 1103 filed in the AEG Bankruptcy Case. The Claims in this Class shall consist of all Administrative Claims entitled to priority under Section 503(b) of the Bankruptcy Code, in the AEG Bankruptcy Estate. The amount and nature of the Administrative Claims against the AEG Bankruptcy Estate are described in the Disclosure Statement.

3.2.2. **Class 2 – Allowed Priority Claims of Involuntary Gap Creditors and Creditors Holding Allowed Priority Claims for Wages, Salaries or Commissions.** Class 2 consists claims arising in the ordinary course of the debtor's business or financial affairs after the Commencement Date (June 28, 2002), but before the Chapter 11 Conversion Date (December 23, 2002). Class 2 also consists of Allowed Priority Claims of the Debtor's employees given priority under 11 U.S.C. § 507(a)(3) up to $4,650 for each individual employee for wages salaries, or commissions, including vacation, severance and sick leave pay earned by an individual within 90 days before the Filing Date.

3.2.3. **Class 3 – Allowed Unsecured Claims Against the AEG Bankruptcy**

Estate. Class 3 consists of all Unsecured Claims against the AEG Bankruptcy Estate.

3.2.4. **Class 4 – The Holders of AEG Common and Preferred Stock.** As of the Filing Date, approximately 66,000,000 shares of AEG Common Stock outstanding and _____ shares of Preferred Stock.

ARTICLE 4. TREATMENT OF CLAIMS AND INTERESTS

4.1. **Allowed Administrative Claims in Class 1.** All Administrative Claims allowed by the Court shall be paid by AEG in full on or after the Consummation Date out of the Distributable Plan Proceeds. The AEG Bankruptcy Estate shall be responsible for timely payment of the United States Trustee quarterly fees incurred pursuant to 11 U.S.C. § 1930(a)(6). Any fees due as of the date of confirmation of the Plan will be paid in full on the Consummation Date of the Plan. After the Consummation Date, AEG shall pay United States Trustee quarterly fees as they accrue until the AEG Bankruptcy Case is closed by the Court. The Plan Agent shall file with the Court quarterly financial reports for each quarter (or portion thereof) that the case remains open in a format prescribed by the United States Trustee. AEG shall timely pay on the Consummation Date all pre-confirmation quarterly fees owed to the United States Trustee. AEG also shall timely pay post-confirmation quarterly fees assessed pursuant to 28 U.S.C. § 1930(a)(6) until such time as the Bankruptcy Court enters a final decree closing this chapter 11 case, or enters an order either converting this case to a case under chapter 7 or dismissing this case. After confirmation, AEG shall file with the Bankruptcy Court and shall transmit to the United States Trustee a true and correct statement of all disbursements made by AEG for each quarter, or portion thereof, that this chapter 11 case remains open in a format prescribed by the United States Trustee.

4.2. **Allowed Priority Claims in Class 2.** Each Creditor with an Allowed Class 2 Priority Claim shall exchange such Allowed Priority Claim for AEG Common stock issued by AEG, issued on or as soon after the Consummation Date as is practicable. The exchange rate for Allowed Claims in Class 2 shall be as follows: four shares of AEG Common Stock for each dollar of an Allowed Claim in Class 2. As a result of confirmation, the holders of Class 2 and Class 3 Allowed Claims shall, on an aggregate, fully diluted basis, own one hundred percent (100%) of the issued and outstanding Common Stock of AEG.

4.3. **Allowed Unsecured Claims in Class 3.** Each Creditor with an Allowed Class 3 Unsecured Claim shall exchange such Allowed Unsecured Claim for AEG Common stock issued by AEG issued on or as soon after the Consummation Date as is practicable. The exchange rate for Allowed Claims in Class 3 shall be as follows: three share of AEG Common Stock for each dollar of an Allowed Claim in Class 3. As a result of confirmation, the holders of Class 2 and Class 3 Allowed Claims shall, on an aggregate, fully diluted basis, own one hundred percent (100%) of the issued and outstanding Common Stock of AEG.

4.4. **The Holders of AEG Common and Preferred Stock in Class 4.** The interests of the holders of AEG Existing Common Stock and AEG Existing Preferred Stock shall have their interests canceled and shall receive no distribution under the Plan.

ARTICLE 5. MEANS FOR EXECUTION OF THE PLAN

5.1. **The Confirmation Exit Financing Loan.** In order to fund the Plan, AEG is arranging with current creditors and shareholders a Confirmation Exit Financing Loan for $250,000 or more. The terms of the Confirmation Exit Financing shall be negotiated and set forth in an exhibit, which will be attached to a plan modification filed fourteen days prior to the Confirmation Hearing. The Confirmation Exit Financing shall be utilized (a) to pay Class 1 Administrative Claims, including fees and expenses of AEG's bankruptcy counsel, fees and expenses of AEG's securities counsel, fees and expenses of AEG's accountants, post-conversion rent for AEG's corporate offices from December 20, 2002 through April 2003, and other miscellaneous post-conversion expenses; (b) to fund the expenses and salary of AEG's domestic administration through the end of 2003; and (c) to fund AEG's operations in Pakistan through the end of 2003.

5.2. **Cancellation of Existing Equity Interests.** On the Consummation Date, all existing preferred and common stock of AEG held by current shareholders in Class 4 shall be cancelled.

5.3. **Issuance of New Common Stock.** On the Consummation Date all corporate actions necessary for the creation of a new class of common stock of AEG shall be completed, and the new AEG Common Stock shall be issued in accordance with the provisions of paragraphs 4.2 and 4.3, above.

ARTICLE 6. CONDITIONS PRECEDENT TO THE CONSUMMATION DATE

The occurrence of each the following events shall be a separate condition to the Consummation Date:

6.1. **Entry of Confirmation Order.** The Confirmation Order shall have been signed by the Court and duly entered on the Court's docket in form and substance acceptable to the Purchaser, and shall include, among other things, findings of fact and/or conclusions of law that:

6.1.1. approve the terms of the Plan, as it may be amended or modified, and all other agreements contemplated by the Plan;

6.1.2. provide that, except as otherwise expressly provided in the Plan, all entities who have held, hold or may hold Claims against, or Interest in, the AEG Bankruptcy Estate will be permanently enjoined, on and after the Consummation Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Interest against AEG and AEG's directors, officers, agents and attorneys, (ii), the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against AEG or the AEG Bankruptcy Estate or property or interests in property of AEG or the AEG Bankruptcy Estate on account of any such Claim or Interest, (iii) creating, perfecting or

enforcing any encumbrance of any kind against AEG or the AEG Bankruptcy Estate or property or interests in property of AEG or the AEG Bankruptcy Estate on account of any such Claim or Interest and (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from AEG or the AEG Bankruptcy Estate or against the property or interests in property of AEG or the AEG Bankruptcy Estate on account of any such Claim or Interest.

6.1.3. reserve the jurisdiction of the Bankruptcy Court in accordance with Article 11 below;

6.1.4. terminate the automatic stay under Section 362 of the Bankruptcy Code to the extent necessary to permit AEG to enforce the terms of the Plan or any Plan Document; and

6.1.5. provide, pursuant to Section 1125(e) of the Bankruptcy Code, that persons who have solicited acceptances or rejections of the Plan have acted in good faith and in compliance with the provisions of the Bankruptcy Code, and are not liable on account of such solicitation or participation for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan.

6.2. **Finality of Confirmation Order; Waiver.** The Confirmation Order, in form and substance satisfactory to AEG shall either have become a Final Order, or such condition shall have been waived by such parties.

ARTICLE 7. PRESERVATION OF RETAINED CLAIMS AND VESTING

7.1. **Preservation of Rights of Action; Vesting.** AEG, as of the Consummation Date, shall own all of the Retained Claims, and may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Retained Claims.

ARTICLE 8. ACCEPTANCE OR REJECTION OF THE PLAN

8.1. **Classes Entitled to Vote.** Each Impaired Class of Claims or Interests that will (or may) receive or retain property or any interest in property under the Plan shall be entitled to vote to accept or reject the Plan. Ballots shall be cast and tabulated with respect to Claims against and Interests in AEG Bankruptcy Estate. By operation of law, each Unimpaired Class of Claims is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan. Classes 2, 3 and 4 are impaired.

8.2. **Acceptance or Rejection by Impaired Classes.** An Impaired Class of Claims shall have accepted the Plan if (i) the holders (other than any holder designated under Section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims

actually voting in such Class have voted to accept the Plan; and (ii) the holders (other than any holder designated under 11 U.S.C. § 1126(e)) of more than one half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. An Impaired Class of Interests has accepted the Plan if at least two-thirds in amount of the Allowed Interests voting in such Class (other than any holder designated under 11 U.S.C. § 1126(e)) have accepted the Plan. A Class is deemed not to have accepted the Plan if the Plan provides that the Claims or Interests of such Class do not entitle the holders of Claims or Interests in such Class to receive or retain any property under the Plan on account of such Claim or Interest.

8.3. **Cramdown.** AEG will request Confirmation of the Plan, as it may be modified from time to time, under 11 U.S.C. § 1129(b). AEG reserves the right to modify the Plan to the extent, if any, that Confirmation pursuant to 11 U.S.C. § 1129(b) requires modification.

ARTICLE 9. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

9.1. **Assumption or Rejection; Rejection Claims.** Under Section 365 of the Bankruptcy Code, AEG has the right, subject to Bankruptcy Court approval, to assume or reject any executory contracts or unexpired leases. If AEG rejects an executory contract or unexpired lease that was entered into before the Filing Date, it will be treated as if it had been breached on the date immediately preceding the Filing Date, and the other party to the agreement may assert a General Unsecured Claim in Class 4 for damages incurred as a result of the rejection. In the case of rejection of employment agreements and real property leases, damages are subject to certain limitations imposed by Sections 365 and 502 of the Bankruptcy Code.

9.2. **Assumed Contracts and Leases; Related Payments.** Except as otherwise provided, as of the Consummation Date, AEG will be deemed to have rejected each executory contract and unexpired lease to which it or the AEG Bankruptcy Estate is a party, except for those specifically assumed prior to the Consummation Date.

9.3. **Rejected Contracts and Leases: Bar to Rejection Damages.** If the rejection by AEG pursuant to the Plan or otherwise of an executory contract or unexpired lease results in a Claim that is not theretofore evidenced by a timely proof of Claim or a proof of Claim that is deemed to be filed timely under applicable law, then such Claim will be forever barred and unenforceable against the AEG Bankruptcy Estate, unless a proof of Claim is filed with the clerk of the Court and served on counsel for AEG within thirty (30) days after notice of entry of an order that the executory contract or unexpired lease has been rejected.

ARTICLE 10. MODIFICATIONS AND AMENDMENTS

11.1. AEG may alter, amend, or modify the Plan or any Exhibits thereto under Section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to the earlier of (i) the Consummation Date; or (ii) Substantial

Consummation of the Plan, AEG may, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement approved with respect to the Plan, or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of the Plan so long as such proceedings do not adversely affect the treatment of holders of Claims or Equity Interests under the Plan; provided, however that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

ARTICLE 11. JURISDICTION

11.1. **Retention.** Under 11 U.S.C. §§ 105(a) and 1142, and notwithstanding entry of the Confirmation Order and passage of the Consummation Date, the Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

11.1.1. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim or Priority Claim or the resolution of any objections to the allowance or priority of Claims or Interest;

11.1.2. Hear and determine all applications for compensation and reimbursement of expenses of Administrative Claims or Priority Claims;

11.1.3. Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which AEG is a party or with respect to which AEG may be liable, including, if necessary, the liquidation or allowance of any Claims arising therefrom;

11.1.4. Effectuate performance of and payments under the provisions of the Plan;

11.1.5. Determine any and all adversary proceedings, motions, applications, and contested or litigated matters, including, but not limited to, the Retained Claims as well as any claim, cause of action or right described in the Plan;

11.1.6. Enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan, the Purchase Agreement, and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

11.1.7. Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

11.1.8. Consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

11.1.9. Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, consummation, or enforcement of the Plan or the Confirmation Order;

11.1.10. Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reserved, stayed, revoked, modified, or vacated;

11.1.11. Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

11.1.12. Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the AEG Bankruptcy Cases;

11.1.13. Hear and determine matters concerning state, local, and federal taxes in accordance with 11 U.S.C. §§ 346, 505, and 1146;

11.1.14. Hear and determine all matters related to the property of the AEG Bankruptcy Estate from and after the Consummation Date;

11.1.15. Hear and determine such other matters as may be provided in the Confirmation Order and as may be authorized under the provisions of the Bankruptcy Code; and

11.1.16. Enter a final decree closing the AEG Bankruptcy Cases.

ARTICLE 12. EFFECTS OF CONFIRMATION

12.1. **<u>Binding Effect.</u>** The Plan shall be binding upon all present and former holders of Claims and Interests and their respective successors and assigns.

12.2. **Moratorium, Injunction and Limitation of Recourse For Payment.** Except as otherwise expressly provided in the Plan, all entities who have held, hold or may hold Claims against, or Interest in, the AEG Bankruptcy Estate or AEG will be permanently enjoined, on and after the Consummation Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Interest against AEG or AEG's directors, officers, attorneys and agents, (ii), the enforcement, attachment, collection or

recovery by any manner or means of any judgment, award, decree or order against AEG or the AEG Bankruptcy Estate or property or interests in property of AEG or the AEG Bankruptcy Estate, (iii) creating, perfecting or enforcing any encumbrance of any kind against AEG or the AEG Bankruptcy Estate or property or interests in property of AEG or the AEG Bankruptcy Estate on account of any such Claim or Interest and (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from AEG or the AEG Bankruptcy Estate or property or interests in property of AEG or the AEG Bankruptcy Estate on account of any such Claim or Interest.

12.3. **Exculpation and Limitation of Liability.**

12.3.1. Neither the AEG Bankruptcy Estate, nor AEG, nor any of their respective present or former directors, officers, employees, advisors, attorneys, or agents will have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the solicitation of votes to accept the Plan, the AEG Bankruptcy Case, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

12.3.2. Notwithstanding any other provision of the Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, will have any right of action against the AEG Bankruptcy Estate or AEG, or any of their respective present or former directors, officers, employees, advisors, attorneys, or agents, for any act or omission in connection with, relating to, or arising out of the solicitation of votes to accept the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the AEG Bankruptcy Case, administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct.

12.3.3. The foregoing exemptions and limitations on liability will not, however, in any manner limit, abridge or otherwise affect the rights, if any, (a) of the Plan Agent to enforce, sue on, settle, or compromise the Retained Claims and to file and prosecute objections to Claims or Interests and (B) of creditors with Claims in Classes 2-5 to enforce, sue on, settle or compromise any claims or causes of action under 11 U.S.C. §§ 502, 506(a) and 510(c).

ARTICLE 13. DISCHARGE

13.1. **Discharge.** Pursuant to Section 1141(d)(3) of the Bankruptcy Code, the Debtor, AEG, shall be discharged of and from all claims of creditors in Classes 2, 3 and 4 under the Plan.

ARTICLE 14. MISCELLANEOUS PROVISIONS

14.1. **Payment of Statutory Fees.** All fees payable under 28 U.S.C. § 1930 shall be paid on or as soon after the Consummation Date as is practicable by AEG.

14.2. **Revocation, Withdrawal or Non-Consummation.** AEG reserves the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization. If AEG revokes or withdraws the Plan, then (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Equity Interests in, AEG; (ii) prejudice in any manner the rights of AEG or any other person; or (iii) constitute an admission of any sort by the AEG or any other person.

14.3. **Severability of Plan Provisions.** If, prior to Confirmation, any term or provision of the Plan is held by the Court to be invalid, void or unenforceable, the Court, at the request of AEG, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may be altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

14.4. **Successors and Assigns.** The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity,

14.5. **Consummation of Plan.** AEG intends to request that the Confirmation Order include (a) a finding by the Bankruptcy Court that Fed. R. Civ. P. 62(a) shall not apply to the Confirmation Order; and (b) the Bankruptcy Court's authorization for AEG to consummate the Plan immediately after entry of the Confirmation Order.

14.6. **Governing Law.** Unless a rule of law or procedure is supplied by federal law, including the Bankruptcy Code and Bankruptcy Rules, (i) the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, and (ii) corporate governance matters shall be governed by the laws of the state of incorporation, without giving effect to the principles of conflicts of law thereof.

Respectfully submitted on this 27th day of May 2003.

LEONARD H. SIMON, ESQ.
THE SIMON LAW FIRM
TBA: 18387400, SDOT: 8200
115 Hickory Ridge Drive
Houston, Texas 77024-6200
(713) 467-3661 (Telephone)
(713) 253-2810 (Mobile)
(832) 202-2810 (Telecopy)
Email: lsimon@houston.rr.com

COUNSEL FOR AMERICAN ENERGY GROUP, LTD.

Convertible Loan Agreement
(the "Agreement")

Between

The American Energy Group Ltd.
(the "Company")

115 Hickory Ridge Drive
Houston, Texas 770924-6200

And

Marcel Ackermann
("Ackermann")

Schürliweg 1
8046 Zürich
Switzerland

Recitals: On June 28, 2002, certain creditors of Company have filed a chapter 7 bankruptcy proceeding to protect Company from foreclosure based on the maturity of a certain debt note in the posession of Mr. Zubair Kazi. On December 16, 2002, the case was converted into a voluntary bankruptcy proceeding according to chapter 11 of the US Bankruptcy Code. On April 20, 2003, Company filed a reorganisation plan (the "Plan") with the Bankruptcy Court for the District of Southern Texas, Houston Office (the "Court"). The Plan contains a provision to convert non-priortity and priority unsecured creditor claims into Company's Common Stock after the approval of the Plan by the Court. The loan facility as arranged under this Agreement is subject to approval by the Court. Company shall file an expedited motion seeking the approval of said loan facility immediately after the Agreement has been signed by both parties. Funds provided under this Agreement shall be utilized (a) to pay Class 1 Administrative Claims, including fees and expenses of Company's's bankruptcy counsel, fees and expenses of Company's's securities counsel, fees and expenses of Company's accountants, post-conversion rent for Compny's corporate offices from December 20, 2002 through April 2003, and other miscellaneous post-conversion expenses; (b) to fund the expenses and salary of Company's domestic administration through the end of 2003; and (c) to fund Company's operations in Pakistan through the end of 2003.

1. Principal loan provision: Ackermann will provide to Company a loan facility in the amount of two hundred thousand (200,000) US Dollars. The loan facility is to be converted into Company's Common Stock at terms and conditions as set forth in section 2 below.

2. Conversion of loan: Upon the approval of the Plan by the Court, loan facility shall be converted into Company's Common Stock according to the terms and conditions applied for priority unsecured creditors.

3. Binding on Successors: All conditions contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto.

4. Closing: Loan facility is payable in full within 24 hours after this Agreement has been approved by the Court.

EXHIBIT "2" TO
CONFIRMATION ORDER

5. Partial Invalidity: Should any of the provisions of the Agreement be held to be changed upon prior written consent of the parties, such change shall not affect the validity or enforceability of any other provision of this Agreement, and to this end the provisions of this Agreement are declared to be severable.

6. Entire Agreement: This Agreement including contains the entire agreement between Buyer and the Company concerning the Loan and supersedes all prior agreements and understandings relating thereto.

7. Communications: All notices, consents, statements, and other communications required or permitted to be served or delivered under this Agreement shall be in writing and shall be deemed properly served or delivered when received by either Areal or the AEOC by first class mail or by facsimile at

   The American Energy Group Ltd.
   115 Hickory Ridge Drive
   Houston, Texas 77024-6200
   USA

   Facsimile: 1-832.202.2810

   Marcel Ackermann
   Schürliweg 1
   8046 Zürich
   Switzerland

   Facsimile: 41-1-366 40 68

   Either party to this Agreement may change its address for the purpose of this section by giving proper written notice of such change of address to the other party in the manner provided in this section.

9. Law Governing Agreement: This Agreement is being delivered and is intended to be performed in the State of New York and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of such State. The venue of jurisdiction is The City of New York.

THE AMERICAN ENERGY GROUP LTD.	MARCEL ACKERMANN
Date: 05-15-03	Date: 05-15-03
Position: President	
Signature: [signature] Georg von Canal, President	Signature: [signature] Marcel Ackermann

Convertible Loan Agreement
(the "Agreement")

Between

The American Energy Group Ltd.
(the "Company")

115 Hickory Ridge Drive
Houston, Texas 778924-6208

And

Dr. Harry Willner
("Willner")

Erligatterweg 11
8038 Zürich
Switzerland

Recitals: On June 28, 2002, certain creditors of Company have filed a chapter 7 bankruptcy proceeding to protect Company from foreclosure based on the maturity of a certain debt note in the posession of Mr. Zubair Kazi. On December 16, 2002, the case was converted into a voluntary bankruptcy proceeding according to chapter 11 of the US Bankruptcy Code. On April 20, 2003, Company filed a reorganisation plan (the "Plan") with the Bankruptcy Court for the District of Southern Texas, Houston Office (the "Court"). The Plan contains a provision to convert priority and non-priortity unsecured creditor claims into Company's Common Stock after the approval of the Plan by the Court. The loan facility as arranged under this Agreement is subject to approval by the Court. Company shall file an expedited motion seeking the approval of said loan facility immediately after the Agreement has been signed by both parties. It is expressly understood that Willner intends the investment under this Agreement to be an equity investment whereby the Company issues common stock in exchange for funds received.. However, due to the Company's current status as a chapter 11 voluntary bankruptcy case, no new stock can be issued at this present time. As aconsequnce, funds provided under this Agreement have to be structured as a loan arrangement to be converted into Company's equity after the approval of the Plan by the Court.

1. Principal loan provision. Willner will provide to Company a loan facility in the amount of one hundred thousand (100,000) US Dollars. The loan facility is to be converted into Company's Common Stock at terms and conditions as set forth in section 2 below.

2. Conversion of loan: Upon the approval of the Plan by the Court, the loan facility shall be converted into Company's Common Stock according to the terms and conditions applied for priority claim creditors.

3. Use of proceeds: Funds provided under this Agreement shall be utilized to secure Company's ongoing drilling program in Pakistan. In particular, funds provided will be invested in Company's seismic program and drilling expenses.

4. **Restricted nature of proceeds provided:**

EXHIBIT "3" TO
CONFIRMATION ORDER

a. Company will utilize funds provided under this Agreement only if the Government of Pakistan will grant to Company and/or its wholly owned subsidiary, Hycarbex-American Energy Inc, an extension of the Yasin block licence agreement (the "License Agreement").
b. In case that such extension shall not be confirmed in writing by Company by August 9, 2003, Company shall be obliged to repay the full loan amount plus interest calculated on the basis of an interest rate of 5 % p. a. immediately.
c. Written confirmation the extension of the License Agreement of Company must contain a notarized copy of the original document by the Pakistani government confirming the extension. The period for the extension must be at least twelve (12) months.

5. Binding on Successors. All conditions contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto.

6. Closing: Loan facility is payable in full within 24 hours after this Agreement has been approved by the Court and conditions as set out in section 4 of this Agreement have been fulfilled.

7. Partial Invalidity. Should any of the provisions of the Agreement be held to be changed upon prior written consent of the parties, such change shall not affect the validity or enforceability of any other provision of this Agreement, and to this end the provisions of this Agreement are declared to be severable.

8. Entire Agreement. This Agreement including contains the entire agreement between Buyer and the Company concerning the loan and supersedes all prior agreements and understandings relating thereto.

9. Communications. All notices, consents, statements, and other communications required or permitted to be served or delivered under this Agreement shall be in writing and shall be deemed properly served or delivered when received by either Areal or the AEOC by first class mail or by facsimile at

The American Energy Group Ltd.,
115 Hickory Ridge Drive
Houston, Texas 77024-6200
USA

Facsimile: 1-832.202.2810

Dr. Harry Willner
Erligatterweg 11
8038 Zürich
Switzerland

Facsimile: 41-1-482 35 64

Either party to this Agreement may change its address for the purpose of this section by giving proper written notice of such change of address to the other party in the manner provided in this section.

9. Law Governing Agreement. This Agreement is being delivered and is intended to be performed in the State of New York and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of such State. The venue of jurisdiction is The City of New York.

THE AMERICAN ENERGY GROUP LTD.

Date: May 20, 2003

Position: President

Signature: [signature]

DR. HARRY WILLNER

Date: Mai 20, 2003

Signature: [signature]